As filed with the Securities and Exchange Commission on May 11, 2004.

                                                    Registration No.  333-______

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -------------------

                                    FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -------------------

                           IRIS INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

                             -------------------

                    Delaware                                   95-2579751
                    --------                                   ----------
(State of other jurisdiction of incorporation                (I.R.S. Employer
                or organization)                            Identification No.)

                                9172 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 709-1244
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                             -------------------


Name and address of agent for service:         Copies of communications sent to:
-------------------------------------          ---------------------------------
      MARTIN G. PARAVATO                           JOSEPH E. NIDA, ESQ.
   CHIEF FINANCIAL OFFICER                 SHEPPARD MULLIN RICHTER & HAMPTON LLP
   IRIS INTERNATIONAL, INC.                         800 ANACAPA STREET
       9172 ETON AVENUE                           SANTA BARBARA, CA 93101
 CHATSWORTH, CALIFORNIA 91311

      Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                   Proposed maximum
   Title of each class of      Amount to be       offering price per         Proposed maximum                Amount of
securities to be registered)    registered               share           aggregate offering price       registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        2,130,000 shares         $7.08                  $15,080,400(1)              $1,910.69
$0.01 per share
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value          441,975 shares(2)      $7.80                   $3,447,405(3)                $436.79
$0.01 per share
-------------------------------------------------------------------------------------------------------------------------
Total                          2,571,975 shares                                $16,227,405                $2,347.48
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a per share price of $7.08, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on May 4, 2004.

(2) Includes the shares of common stock issuable upon exercise of warrants sold in the private placement transaction on April 22, 2004.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price of the securities, which is $7.80.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may change. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.




                               [INSERT IRIS LOGO]



                            IRIS International, Inc.

                                2,571,975 Shares

                                  Common Stock

                                ($0.01 Par Value)

                                --------------

      This prospectus relates to the disposition of 2,571,975 shares of our common stock which may be disposed of, from time to time, by the selling stockholders listed in the section of this prospectus entitled "Selling Stockholders," or other transferees, pledges, donees or successors-in-interest. The shares offered by this prospectus, include 441,975 shares of common stock issuable upon exercise of warrants. The shares were initially sold and the warrants were initially issued to the selling stockholders in a private placement transaction on April 22, 2004. While we will not receive any of the proceeds from the sale of the 2,571,975 shares being offered by the selling stockholders hereunder, we will receive up to $2,492,100 if and when the warrants are exercised.

      Our common stock is quoted on the Nasdaq National Market under the symbol "IRIS." On May 10, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $7.52 per share.

                                --------------

      INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                               --------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------

               The date of this prospectus is ______________, 2004

                                TABLE OF CONTENTS

                                                        Page
                                                        ----

                  Prospectus Summary.......................2
                  Risk Factors.............................4
                  Use of Proceeds.........................12
                  Selling Stockholders....................12
                  Plan of Distribution....................15
                  Legal Matters...........................17
                  Experts.................................17
                  Where You Can Find More Information.....17
                  Information Incorporated by Reference...18



                   INFORMATION CONTAINED IN THIS PROSPECTUS

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

                                --------------

      Unless the context otherwise requires, the terms "we," "our," "us," "our company," and "IRIS" refer to IRIS International, Inc. and its subsidiaries.




              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Statements in this prospectus and in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as "expect," "anticipate," "intend," "plan" and similar expressions.

      You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in "Risk Factors" and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. The information in this prospectus speaks only as of the date of this prospectus and the information incorporated herein by reference speaks only as of its date. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

                               PROSPECTUS SUMMARY

      THIS  SUMMARY   HIGHLIGHTS   INFORMATION   CONTAINED   ELSEWHERE  IN  THIS
PROSPECTUS.  BECAUSE  THIS IS ONLY A  SUMMARY,  IT DOES NOT  CONTAIN  ALL OF THE
INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. THEREFORE, YOU SHOULD READ CAREFULLY AND CONSIDER THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION AND THE INFORMATION WE INCORPORATE BY REFERENCE, BEFORE INVESTING IN OUR COMMON STOCK.

IRIS INTERNATIONAL, INC. (FORMERLY, INTERNATIONAL REMOTE IMAGING SYSTEMS,
INC.)

      IRIS operates through its Iris Diagnostics division and its StatSpin, Inc., Advanced Digital Imaging Research, LLC (ADIR) and IRIS Global Networks, Inc. subsidiaries. IRIS's operating units design, develop, manufacture, and market patented and proprietary image-based in vitro diagnostic systems for automating microscopic urinalysis, and innovative centrifuges for blood, cytology, and urinalysis. The divisions and subsidiaries of IRIS are summarized below.

      Iris Diagnostics is a leader in automated urinalysis technology with its workstations installed in major medical institutions throughout the world. Iris Diagnostics manufactures the only clinical analyzers using real-time video flow imaging, displaying microscopic images on a video screen. The systems are operated by touch screen interfaces pioneered by IRIS for use in urinalysis and microscopic analysis of body fluids. IRIS's imaging systems use patented and proprietary Automated Intelligent Microscopy (AIM) technology for automating microscopic procedures, enabling clinical laboratory technologists to rapidly and efficiently analyze and process specimens automatically, significantly reducing the costly and time-consuming manual steps required for microscopic analysis.

      The StatSpin(R) subsidiary, acquired in 1996 by IRIS, excels as a maker of innovative centrifuges and blood analysis products. Forty thousand of its benchtop centrifuge systems have been sold to date. Major medical institutions worldwide, along with thousands of smaller hospitals, commercial laboratories, clinics, doctors' offices, veterinary labs and research institutions use StatSpin's products. StatSpin manufactures the world's fastest blood separator (30 seconds). Its bench top centrifuges are dedicated to applications for manual specimen preparation in coagulation, cytology, hematology and urinalysis. StatSpin has been providing centrifuges to the veterinary market through a company which provides sample and analysis systems and recently passed the 13,000th centrifuge shipped to this market.

      Advanced Digital Imaging Research (ADIR) is a research and development organization specializing in digital imaging software and algorithm development. Located in the Houston, Texas area, ADIR conducts R&D projects sponsored by the National Institutes of Health, NASA, and corporate clients. ADIR has a number of ongoing NIH-sponsored research projects being conducted in collaboration with top-flight medical researchers around the USA. New technology developed under these projects will be made available to IRIS and other client companies for commercialization. ADIR is expanding the scope of its research activities beyond cytogenetics, to include projects of interest to IRIS and other corporate clients. ADIR also plans to commercialize non-company related technology by means of patents and licensing agreements.

      In June 2003, we established a European subsidiary called IRIS Global Networks, Inc., in Novara, Italy, just outside of Milan. This office will serve as the base for Sales and Service support for the expanding distribution network being established for our recently launched iQ200 Automated Urine Microscopy Analyzer. With distribution agreements covering multiple countries in Europe, Africa and the Middle East, the establishment of this subsidiary gives us the needed infrastructure to support those distributors.

      We are a Delaware corporation. Our executive offices are located at 9172 Eton Avenue, Chatsworth, California, 91311, and our telephone number is (818) 709-1244. Our website address is www.proiris.com. The information on our website is not a part of this prospectus.

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE INTO THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND UNCERTAINTIES BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD SUFFER SERIOUS HARM. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. SEE ALSO, "SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

      OUR SUCCESS DEPENDS LARGELY ON THE ACCEPTANCE OF OUR NEW IQ200 OPERATING PLATFORM.

      Our current strategy assumes that our iQ200 operating platform will be adopted by a large number of end-users. We have invested and continue to invest, a substantial amount of our resources in promotion and marketing of the iQ200 operating platform in order to increase its market penetration, expand its sales into new geographic areas and enhance and expand its system features. A failure of our iQ200 operating platform to achieve and maintain a significant market presence, or the failure to successfully implement our promotion and marketing strategy, will have a material adverse effect on our financial condition and results of operations.

      WE FACE INTENSE COMPETITION AND OUR FAILURE TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED COMPANIES WILL CAUSE OUR BUSINESS TO SUFFER.

      The healthcare industry is highly competitive. We compete in this industry based primarily on product performance, service and price. Many of our competitors have substantially greater financial, technical and human resources than we do, and may also have substantially greater experience in developing products, obtaining regulatory approvals and manufacturing and marketing and distribution. As a result, they may be better able to compete for market share, even in areas in which our products may be superior. Further, our competitive position could be harmed by the establishment of patent protection by our competitors or other companies. The existing competitors or other companies may succeed in developing technologies and products that are more effective or affordable than those being developed by us or that would render our technology and products less competitive or obsolete. If we are unable to effectively compete in our market, our financial condition and results of operations will materially suffer.

      WE HAVE HAD A HISTORY OF DECLINING PROFITABILITY AND RECORDED AN OPERATING LOSS IN 2003. WE MAY INCUR LOSSES IN THE FUTURE.

      We have incurred significant losses since our inception and, as of December 31, 2003, we had accumulated a deficit of approximately $25.0 million. We may not achieve profitability in the future and further losses may arise. Our ability to achieve profitable operations in the future will depend on our ability to sell our products at sufficient volumes and with sufficient margins to be profitable. If we are unable to do so, we will not be profitable and our financial condition and results of operations will suffer.

      OUR QUARTERLY SALES AND OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS, AND IF WE FAIL TO MEET EXPECTATIONS THE PRICE OF OUR COMMON STOCK MAY DECLINE.

      Our quarterly sales and operating results have fluctuated significantly in the past and are likely to do so in the future due to a number of factors, many of which are not within our control. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our sales and operating results include the following:

      o variation in demand for our products, including seasonality;

      o our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

      o our ability to manage inventories, accounts receivable and cash flows;

      o our ability to control costs;

      o the size, timing, rescheduling or cancellation of orders from consumers and distributors; and

      o our ability to forecast future sales and operating results and subsequently attain them.

      The amount of expenses we incur depends, in part, on our expectations regarding future sales. In particular, we expect to continue incurring substantial expenses relating to the marketing and promotion of our products. Since many of our costs are fixed in the short term, if we have a shortfall in sales, we may be unable to reduce expenses quickly enough to avoid losses. If this occurs, we will not be profitable. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

      OUR SUCCESS DEPENDS LARGELY ON SALES OF LABORATORY INSTRUMENTS AND RELATED SALES OF CONSUMABLES AND SERVICE CONTRACTS.

      Historically, we derived most of our revenues from the sale of consumables and service revenue and to a lesser extent from the sale of urinalysis workstations. Modest declines in unit sales of urinalysis workstations or gross margins for this product line could diminish our revenues and profits. In addition, because our installed base of workstations utilize a large annual volume of consumables and produce service revenue, any decline in our installed base will diminish revenues and profits even further.

      WE RELY ON INDEPENDENT AND SOME SINGLE-SOURCE SUPPLIERS FOR KEY COMPONENTS OF OUR INSTRUMENTS. ANY DELAY OR DISRUPTION IN THE SUPPLY OF COMPONENTS MAY PREVENT US FROM SELLING OUR PRODUCTS AND NEGATIVELY IMPACT OUR OPERATIONS.

      Certain of our components are obtained from outside vendors, the loss or breakdown of our relationships with these outside vendors could subject us to substantial delays in the delivery of our products to our customers. Furthermore certain key components of our instruments are manufactured by single-source suppliers. For example, ARKRAY is the single-source supplier for our new line of urine chemistry analyzers and related consumable products and spare parts. ARKRAY's AX-4280 Automated Urine Chemistry Analyzer combines with our iQ200 Automated Urine Microscopy Analyzer to constitute our iQ200 system. If we are no longer able to sell ARKRAY's chemistry analyzer, we will have to replace it with a chemistry analyzer from another source, which could interrupt domestic deliveries of the iQ200 system and have an adverse effect on our results of operations. Roche Diagnostics is the single-source supplier for our proprietary CHEMSTRIP/ IRIStrip urine test strips and related urine test strip readers, both used in the Model 500 and 939UDx urinalysis workstations. Because these suppliers are the only vendors with which we have a relationship for a particular component, we may be unable to sell products if one of these suppliers becomes unwilling or unable to deliver components meeting our specifications. Our inability to sell products to meet delivery schedules could have a material adverse effect on our reputation in the industry as well as our financial condition and results of operations.

      ONE OF OUR SINGLE-SOURCE SUPPLIERS HAS TERMINATED ITS AGREEMENT WITH US.

      Roche Diagnostics has exercised its right to terminate the agreements relating to the supply of test strips and related urine test strip readers. Roche will continue to supply test strips and replacement readers to our installed base of workstations for six years after termination of these contracts, or until 2009. The failure to successfully and timely complete the phase out of their strips and readers with the introduction of our new iQ200 analyzers would have a material adverse effect on our instrument sales and the revenue growth for system supplies and service.

      WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE. IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

      We have limited capital and will require substantial capital resources to execute our business strategy.

      Any equity financings may be dilutive to our existing stockholders and may involve the issuance of securities that have rights, preferences or privileges senior to those of our current stockholders. A debt financing, if available, may involve restrictive covenants on our business that could limit our operational and financial flexibility, and the amount of debt incurred could make us more vulnerable to economic downturns or operational difficulties and limit our ability to compete. Furthermore, financing may not be available when needed and, if available, may not be on terms acceptable to us.

      WE OPERATE IN A CONSOLIDATING INDUSTRY WHICH CREATES BARRIERS TO OUR MARKET PENETRATION.

      The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups one-stop shopping for laboratory instruments, supplies and service. Larger suppliers also typically offer annual rebates to their customers based on the customer's total volume of business with the supplier. The convenience and rebates offered by these large suppliers are administrative and financial incentives that we do not offer our customers. Our plans for further market penetration in the urinalysis market will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry. The failure to overcome such barriers could have a material adverse effect on our financial condition or results of operations.

      BUSINESS INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

      Products for Iris Diagnostics and StatSpin are manufactured in a single facility for each division and are vulnerable to interruption in the event of war, terrorism, fire, earthquake, power loss, floods, telecommunications failure and other events beyond our control. If our facilities were significantly damaged or destroyed by any cause, we would experience delays in locating a new facility and equipment and qualifying the new facility with the Food and Drug Administration ("FDA"). As a result, our results would suffer. In addition, we may not carry adequate business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could be substantial.

      IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR RESULTS COULD SUFFER.

      We have been experiencing significant growth in the scope of our operations. This growth has placed significant demands on our management as well as operational resources. In order to achieve our business objectives, we anticipate that we will need to continue to grow. If this growth occurs, it will continue to place additional significant demands on our management and our operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls both in the U.S. and internationally. In particular, our growth rate has increased and if it continues to do so, we will face many challenges in implementing appropriate control systems, expanding our sales and marketing infrastructure capabilities, providing adequate training and supervision to maintain high quality standards, and preserving our cultural values. Currently, the main challenge associated with our growth has been cash flow management. Our inability to scale our business appropriately or otherwise adopt to growth would cause our business, financial condition and results of operations to suffer.

      OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE MANAGEMENT AND OTHER SKILLED EMPLOYEES.

      Our success depends in significant part upon the continued services of key management and skilled personnel. Competition for qualified personnel is intense and there are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with most of our key employees nor maintain life insurance policies on them. The loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on our instrument sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

      ANY FAILURE TO SUCCESSFULLY INTRODUCE OUR FUTURE PRODUCTS AND SYSTEMS INTO THE MARKET COULD ADVERSELY AFFECT OUR BUSINESS.

      The commercial success of our future products and systems depends upon their acceptance by the medical community. Our future product plans include capital-intensive laboratory instruments. There is often market resistance to products that require significant capital expenditures or which eliminate jobs through automation. We have no assurance that the market will accept our future products and systems, or that sales of our future products and systems will grow at the rates expected by our management.

      OUR SALES IN INTERNATIONAL MARKETS ARE SUBJECT TO A VARIETY OF LAWS AND POLITICAL AND ECONOMIC RISKS THAT MAY ADVERSELY IMPACT OUR SALES AND RESULTS OF OPERATIONS IN CERTAIN REGIONS.

      Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international sales operations. These include:

      o  changes  in  currency   exchange   rates  which  impact  the  price  to
         international consumers;

      o  the  burdens  of  complying  with   a   variety  of  foreign  laws  and
         regulations;

      o  unexpected changes in regulatory requirements; and

      o the difficulties associated with promoting products in unfamiliar cultures.

   We are also subject to general political, economic and regulatory risks in connection with our international sales operations, including:

      o political instability;

      o changes in diplomatic and trade relationships;

      o general economic fluctuations in specific countries or markets; and

      o changes in regulatory schemes.

      Any of the abovementioned factors could adversely affect our sales and results of operations in international markets.

      WE DEPEND ON INDEPENDENT DISTRIBUTORS TO SELL OUR PRODUCTS IN INTERNATIONAL MARKETS.

      We sell our products in international markets through independent distributors. These distributors may not command the necessary resources to effectively market and sell our products. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as substantial disruption and a resulting loss of sales.

      IF WE FAIL TO MEET CHANGING DEMANDS OF TECHNOLOGY, WE MAY NOT CONTINUE TO BE ABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS.

      The market for our products and systems is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving customer requirements. Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

      CHANGES IN GOVERNMENT REGULATION OF THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

      Federal and state legislative proposals are periodically introduced or proposed that would affect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business. Any impairment of our ability to market our products could have a material adverse effect on our financial condition and results of operations.

      SINCE WE OPERATE IN THE MEDICAL TECHNOLOGY INDUSTRY, OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION THAT COULD IMPAIR OUR OPERATIONS.

      Most of our products are subject to stringent government regulation in the United States and other countries. These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive official data and other supporting information. Our failure to comply with applicable requirements could result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices, or criminal prosecution. If any of these events were to occur, they could harm our business. Changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement of these laws, could have a material adverse effect on our business.

      WE ARE SUBJECT TO CURRENCY FLUCTUATIONS.

      We are exposed to certain foreign currency risks in the importation of goods from Japan. The new line of urine chemistry analyzers, some assemblies for our iQ200 platform and related consumables strips and spare parts are sourced from ARKRAY, a supplier located in Kyoto, Japan. Our purchases from this supplier are denominated in Japanese Yen. These components represent a significant portion of our material costs. Fluctuations in the U.S. Dollar/

Japanese Yen exchange rate would result in increased costs for our key components. Any such increases would reduce our gross margins and would be likely to result in a material adverse effect on our revenues and financial condition. Similarly, we are also exposed to currency fluctuations with respect to the exportation of our products. Although our international sales are denominated in U.S. Dollars, we have agreements with our distributors to share fluctuations outside of a certain range in such exchange rates. Accordingly, any fluctuation in the exchange rate between the U.S. Dollar and the currency of the country with which we are exporting products would also reduce our gross margins and would be likely to result in a material adverse effect on our financial condition and results of operations.

      OUR COPYRIGHTS AND TRADEMARKS MAY NOT BE ENFORCEABLE.

      We claim copyrights in our software and the ways in which it assembles and displays images. We also claim trademark rights in the United States and other foreign countries. However, we can make no assurance that we will be able to obtain enforceable copyright and trademark protection, or that this protection will provide us a significant commercial advantage.

      OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF
OTHERS.

      Given the complete factual and legal issues associated with intellectual property rights, there can be no assurance that our current and future products do not or will not infringe the intellectual property rights of others. A determination that such infringement exists or even a claim that it exists could involve us in costly litigation and have an adverse effect on our business and financial condition.

      WE MAY BE SUBJECT TO LITIGATION REGARDING OUR PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

      Offensive or defensive litigation regarding patent and other intellectual property rights could be time-consuming and expensive. Additionally, litigation could demand significant attention from our technical and management personnel. Any change in our ability to protect and maintain our proprietary rights could materially and adversely affect our financial condition and results of operations.

      ANY FAILURE OR INABILITY TO PROTECT OUR TECHNOLOGY AND CONFIDENTIAL INFORMATION COULD ADVERSELY AFFECT OUR BUSINESS.

      PATENTS. Our commercial success depends in part on our ability to protect and maintain our Automated Intelligent Microscopy (or AIM) and other proprietary technology. We have received patents with respect to portions of the technologies of AIM. However, ownership of technology patents may not insulate us from potentially damaging competition. Patent litigation relating to clinical laboratory instrumentation patents (like the ones we own) often involves complex legal and factual questions. Therefore, we can make no assurance that claims under patents currently held by us, or our pending or future patent applications, will be sufficiently broad to adequately protect what we believe to be our proprietary rights. Additionally, one or more of our patents could be circumvented by a competitor.

      TRADE SECRETS. We have trade secrets, unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of our products. We generally enter into confidentiality agreements with our employees and consultants. However, we cannot guarantee that our trade secrets, unpatented technology or proprietary knowledge will not become known or be independently developed by competitors. If any of this proprietary information becomes known to third parties, we may have no practical recourse against these parties.

      WE MAY NOT BE ABLE TO REALIZE THE DEFERRED TAX ASSET RELATING TO OUR TAX NET OPERATING LOSS CARRY FORWARD.

      As of December 31, 2003, IRIS has deferred tax assets in excess of $8.0 million resulting from the differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. There is no assurance that we will be able to generate taxable income in the years that the differences reverse.

      DEFECTIVE PRODUCTS MAY HAVE AN ADVERSE EFFECT ON OUR REPUTATION AND SUBJECT US TO LIABILITY.

      Our products are used to gather information for medical decisions and diagnosis. Accordingly, a defect in the design or manufacture of our products, or a failure of our products to perform for the use that we specify, could have a material adverse effect on our reputation in the industry and subject us to claims of liability arising from inaccurate or allegedly inaccurate test results. Misuse of our products by a technician that results in inaccurate or allegedly inaccurate test results could similarly subject us to claims of liability. We currently maintain product liability insurance coverage for up to $1.0 million per incident and up to an aggregate of $2.0 million per year. We also currently maintain a product liability umbrella policy for coverage of claims aggregating to $10.0 million. Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies. Any substantial underinsured loss would have a material adverse effect on our financial condition and results of operations. Furthermore, any impairment of our reputation could have a material adverse effect on our revenues and prospects for future business. We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums, however, we cannot guarantee that this will continue to be the case. In addition, any failure to comply with FDA regulations governing manufacturing practices could hamper our ability to defend against product liability lawsuits.

      OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN INTEGRATING BUSINESS COMBINATIONS, ADDITIONAL PRODUCT LINES OR STRATEGIC ALLIANCES.

      While we have no commitments or agreements to acquire other companies or product lines or enter into strategic alliances, we may pursue acquisitions of companies, additional product lines or enter into strategic alliances. Our ability to grow through acquisitions or strategic alliances depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions or strategic alliance with our current operations. There can be no assurance that we will be able to identify and enter into acquisitions or strategic alliances on acceptable terms. Even if we do so, we may experience any one or more of the following: difficulties in integrating any acquired companies, personnel and product lines into our existing business, delays in realizing the benefits of any acquired companies, product lines or strategic alliances, diversion of our management's time and attention from other business concerns, a higher cost of integration than we expected, assumption of undisclosed liabilities, adverse market reaction, difficulties in retaining key employees who are necessary to manage these acquisitions or alliances and additional risks we may assume in connection with such transactions.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

      OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DELAY OR PREVENT AN ACQUISITION OR SALE OF OUR COMPANY.

      Our  Certificate  of  Incorporation  empowers  the Board of  Directors  to establish and issue a class of preferred stock, and to determine the rights, preferences and privileges of the preferred stock. Our Certificate of Incorporation also prohibits stockholder action by written consent. These provisions give the Board of Directors the ability to deter, discourage or make more difficult a change in control of our Company, even if such a change in control would be in the interest of a significant number of our stockholders or if such a change in control would provide our stockholders with a substantial premium for their shares over the then-prevailing market price for the common stock.

      ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

      We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock or preventing changes in our management.

                                 USE OF PROCEEDS

      All proceeds from the sale of the shares of common stock offered by this prospectus will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of our common stock. If and when all of the warrants are exercised, we will, however, receive up to $2,492,100.

                              SELLING STOCKHOLDERS

      On April 22, 2004, we issued 2,130,000 shares of common stock and warrants to purchase up to an additional 390,000 shares of common stock with an exercise price of $7.80 per share in a private placement transaction. Net proceeds from the private placement after estimated costs and expenses were approximately $11.6 million. The private placement was managed by Oppenheimer & Co. Inc. As partial consideration for its services, Oppenheimer & Co. Inc. received warrants to purchase up to 122,475 shares of common stock with an exercise price of $7.80 per share. The warrants issued in the private placement are exercisable immediately through and including the date occurring five years from the date of their issuance. The warrants issued to Oppenheimer & Co. Inc. are exercisable beginning on October 22, 2004 through and including the date occurring five years from the date of their issuance.

     The following table shows the names of the selling stockholders, and lists the number of shares of our common stock registered for sale by each of them under this prospectus. It also shows the total number of shares of common stock owned by them before and after the offering, and the percentage of our total outstanding shares represented by these amounts. We do not know when or in what amounts a selling stockholder may choose to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of this offering. The table assumes that each selling stockholder will sell all of the common stock being offered by this prospectus for their account. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the selling stockholder's ownership of our securities, except for Oppenheimer & Co. Inc., who acted as our Placement Agent for the shares of common stock that are the subject of this prospectus.

     The following table is based on information provided to us by the selling stockholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. The number of shares of common stock beneficially owned by the selling stockholders is determined in accordance with the rules of the SEC. The number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares which a person has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person. The term
"selling stockholders" includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each selling stockholder is based on 14,815,342 shares of stock outstanding as of May 5, 2004.

                                                       Percent of
                                                      Outstanding
                                      Number of        Shares of        Number of           Number of        Percent of
                                      Shares  of         Common         Shares of           Shares of        Shares of
                                     Common Stock         Stock        Common Stock        Common Stock      Common Stock
                                     Beneficiallly     Beneficially    to be Offered       Beneficially      Beneficially
                                     Owned Prior to    Owned Prior    Pursuant to this      Owned After      Owned After
Name of Selling Stockholder           Offering(1)      to Offering      Prospectus(2)     the Offering(3)   the Offering(3)
---------------------------------------------------------------------------------------------------------------------------
The Pinnacle Fund, LP                 1,493,000(4)      9.99%           1,150,000(5)          343,000           *
Sherleigh Associates, Inc. Defined
   Benefit Pension Plan                 689,600         4.65%           477,250               212,350           1.43%
Dolphin Offshore Partners               571,500         3.86%           471,500               100,000           *
Westpark Capital, LP                    260,500         1.76%            80,500               180,000           1.21%
SDS Capital Group SPC, Ltd.              92,000         *                92,000                     0           *
Incline Capital, LP                      73,000         *                23,000                50,000           *
WS Opportunity Fund International,
   Ltd.(6)                               69,200         *                57,500                11,700           *
WS Opportunity Fund (QP), LP(6)          64,720         *                53,820                10,900           *
WS Opportunity Fund, LP(6)               52,930         *                43,930                 9,000           *
Oppenheimer & Co. Inc.(7)                     0         *               122,475                     0           *
------------

* Represents less than One Percent of the outstanding shares.

(1) Includes shares issuable upon the exercise of outstanding warrants as follows:

        The Pinnacle Fund, LP                                           150,000
        Sherleigh Associates, Inc. Defined Benefit Pension  Plan         62,250
        Dolphin Offshore Partners                                        61,500
        SDS Capital Group SPC, Ltd.                                      12,000
        Westpark Capital, LP                                             10,500
        WS Opportunity Fund International, Ltd.                           7,500
        WS Opportunity Fund (QP), LP                                      7,020
        WS Opportunity Fund, LP                                           5,730
        Incline Capital, LP                                               3,000


(2) Includes the shares of common stock which are the subject of this Prospectus.

(3) Assumes that all shares being offered by each selling stockholder under this prospectus are sold, that the selling stockholder acquires no additional shares of common stock before the completion of this offering, and that the selling stockholder disposes of no shares of common stock other than those offered under this prospectus.

(4) Includes 123,000 shares issuable upon the exercise of an outstanding warrant granted to The Pinnacle Fund, LP in the private placement transaction on April 22, 2004. We have only included a portion of the 150,000 shares covered by the warrant because, pursuant to the terms of the warrant, the maximum number of shares that may be acquired by The Pinnacle Fund, LP upon any exercise of the warrant is limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by The Pinnacle Fund, LP and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with The Pinnacle Fund, LP for purposes of
     Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). Based on 14,815,342 shares of common stock outstanding as of May 5, 2004, the maximum number of shares issuable to The Pinnacle Fund, LP under the warrant are 123,000 shares.

(5) Includes 150,000 shares possibly issuable upon the exercise of an outstanding warrant granted to The Pinnacle Fund, LP in the private placement transaction on April 22, 2004. Although, as of May 5, 2004, the maximum number of shares issuable to The Pinnacle Fund, LP under the warrant are 123,000 shares, it is possible that an increase in the number of the Company's outstanding shares of common stock or the sale of the Company's common stock by The Pinnacle Fund, LP may allow The Pinnacle Fund, LP to exercise the warrant for the full amount of 150,000 shares. (see footnote 4 to this table)

(6) Patrick P. Walker, Reid S. Walker and G. Stacy Smith each manage the WS Opportunity Fund International, Ltd., WS Opportunity Fund (QP), LP and WS Opportunity Fund, LP. In addition, at least two of such individuals manage Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P. and Walker Smith International Fund, Ltd. Because these individuals may be deemed to have voting or dispositive control over the shares held by all of these entities, they may be deemed the beneficial owners of any shares held by such entities. Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P. and Walker Smith International Fund, Ltd. each hold the following number of shares of common stock of the Company, none of which are including in this offering:

        Walker Smith Capital, L.P.                              5,300
        Walker Smith Capital (QP), L.P.                        28,300
        Walker Smith International Fund, Ltd.                  34,800

     The aggregate number of shares of common stock held by WS Opportunity Fund International, Ltd., WS Opportunity Fund (QP), LP, WS Opportunity Fund, LP, Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P., and Walker Smith International Fund, Ltd. is 100,000 shares, which does not equal an amount greater than 1% of the outstanding shares of the Company's common stock after the offering.

(7) Includes 122,475 shares of common stock issuable upon the exercise of warrants by Oppenheimer & Co. Inc. on or after October 22, 2004.

                              PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling stockholders. The selling stockholders and their successors, including their transferees, assignees, pledges, donees or other successors, may dispose of the shares covered by this prospectus from time to time for their own accounts. They will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their shares on the Nasdaq National Market or other exchanges, in the over-the-counter market or in privately negotiated transactions. They may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

      The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may dispose of their shares through any of the following methods or any combination of these methods:

        o purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

        o cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

        o  through the writing of options;

        o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

        o  any combination of the above transactions; or

        o  any other lawful method.

      In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders.

      The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling stockholders also may loan or pledge the shares to a broker-dealer or another financial institution. If a selling stockholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders.
Broker-dealers or agents may also receive compensation from the purchasers shares for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

      Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until the earliest to occur of the following:

        o the date on which all shares held by the selling stockholders can be sold immediately without registration and free of volume or manner of sale restrictions pursuant to Rule 144; or

        o the date on which all shares offered by this prospectus have been sold or otherwise transferred by the selling stockholders pursuant to and in accordance with the registration statement, or in other transactions that would result in the removal of transfer restrictions and restrictive legends from the shares.

We may suspend the selling stockholders' rights to resell shares under this prospectus for limited periods if required to do so by regulatory action or because material information or events affecting us are not adequately disclosed in the then available prospectus.

      We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder. We have also agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

      The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholders, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations under the Securities Exchange Act of 1934, as amended, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders.

      We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

      Our common stock is traded on the Nasdaq National Market under the symbol "IRIS." The transfer agent for our shares of common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York, 10004-1123,
Attention: William F. Seegraber.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of common stock in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, 800 Anacapa Street, Santa Barbara, California 93101.

                                     EXPERTS

      The consolidated financial statements as of December 31, 2003 and 2002 and for the three years in the period ended December 31, 2003 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      Because we are subject to the informational requirements of the SEC, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

                        Public Reference Room
                        450 Fifth Street, N.W.
                        Washington, D.C. 20549

      You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from that office upon payment of the fees prescribed by the SEC.

      We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, IRIS International, Inc., 9172 Eton Avenue, Chatsworth, California 91311-5874; telephone number (818) 709-1244.

                      INFORMATION INCORPORATED BY REFERENCE

      The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:

        o our Annual Report on Form 10-K for our fiscal year ended December 31, 2003 and any amendments thereto;

        o our Quarterly Report on Form 10-Q for our fiscal quarter ended March 30, 2004;

        o our Current Reports on Form 8-K filed with the SEC on April 20, 2004 and April 26, 2004;

        o  all filings filed by us pursuant to Securities Exchange Act after the
           date  of  the   original   registration   statement   and   prior  to
           effectiveness of the registration statement; and

        o the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 3, 1981, including any amendment or report filed for the purpose of updating this description.

      You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

   Securities and Exchange Commission registration fee..............    2,056.01

   Nasdaq National Market additional listing fee....................   21,300.00

   Accounting fees and expenses......................................  15,000.00

   Legal fees and expenses...........................................  15,000.00

   Printing and related fees.........................................   5,000.00

   Miscellaneous.....................................................   5,000.00

   Total............................................................. $63,356.01
                                                                      ==========


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

      A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's Certificate of Incorporation, Bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

            As permitted by Section 145 of the Delaware General Corporation Law,
Article VIII of our Certificate of Incorporation, as amended, provides:

            "The corporation shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law indemnify all persons whom it may indemnify pursuant thereto."

      Our Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws.

      We maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against any of them and expense incurred by any of them in any capacity, subject to certain exclusions.

ITEM 16.    EXHIBITS.

   Exhibit
    Number                          Description of Exhibit
    ------                          ----------------------

     4.1(1)    Form of Investor Warrant to Purchase Common Stock

     4.2(1)    Placement Agent Warrant to Purchase Common Stock, dated April
               19, 2004

     5.1* Opinion of Sheppard, Mullin, Richter & Hampton, LLP, together with consent

    10.1(1)    Form of Common Stock Purchase Agreement

    23.1* Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in its opinion filed as Exhibit 5.1)

    23.2       Consent of BDO Seidman, LLP, Independent Auditors

    24.1       Power of Attorney (See p. II-5)

* To be filed by amendment.

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2004.

ITEM 17.    UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
      Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on May 10, 2004.

                                    INTERNATIONAL REMOTE IMAGING
                                    SYSTEMS, INC.


                                    By:  /s/ Cesar M. Garcia
                                         _______________________________________
                                         Cesar M. Garcia,
                                         Chief Executive Officer


                                    By: /s/ Martin G. Paravato
                                        _______________________________________
                                         Martin G. Paravato,
                                         Chief Financial Officer

                                POWER OF ATTORNEY


            KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of IRIS International, Inc., a Delaware corporation (the "Company"), hereby nominate and appoint Cesar M. Garcia and Martin G. Paravato, and each of them acting or signing singly, as his or her agents and attorneys-in-fact (the "Agents"), for the undersigned and in the undersigned's name, place and stead, in any and all capacities (including the undersigned's capacity as a director or officer of IRIS International, Inc.), to sign any amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the Agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully cause to be done by virtue hereof.

            This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

            Pursuant  to  the   requirements   of  the   Securities   Act,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                        Title                        Date
         ---------                        -----                        ----

/s/ Cesar M. Garcia               Chief Executive Officer           May 10, 2004
------------------------------    and Director
Cesar M. Garcia                   (Principal Executive Officer)


/s/ Martin G. Paravato            Chief Financial Officer           May 10, 2004
------------------------------    and Secretary
Martin G. Paravato                (Principal Financial and
                                  Accounting Officer)

/s/ Richard H. Williams           Director                          May 10, 2004
------------------------------
Richard H. Williams


/s/ Steven M. Besbeck             Director                          May 10, 2004
------------------------------
Steven M. Besbeck


/s/ Thomas F. Kelley              Director                          May 10, 2004
------------------------------
Thomas F. Kelley


/s/ Richard G. Nadeau             Director                          May 10, 2004
------------------------------
Richard G. Nadeau


/s/ Michael D. Matte              Director                          May 10, 2004
------------------------------
Michael D. Matte

                                      INDEX

   Exhibit
    Number                          Description of Exhibit
   --------    -----------------------------------------------------------------

     4.1(1)    Form of Investor Warrant to Purchase Common Stock

     4.2(1)    Placement Agent Warrant to Purchase Common Stock, dated April
               19, 2004

     5.1* Opinion of Sheppard, Mullin, Richter & Hampton, LLP, together with consent

    10.1(1)    Form of Common Stock Purchase Agreement

    23.1* Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in its opinion filed as Exhibit 5.1)

    23.2       Consent of BDO Seidman, LLP, Independent Auditors

    24.1       Power of Attorney (See p. II-5)

* To be filed by amendment.

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2004.